Exhibit 1

              CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Owens & Minor, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 2-85228) on Form S-8 of Owens & Minor, Inc. of our report dated June 14, 1994 relating to the statements of net assets available for plan benefits of the Savings and Protection Plan for Employees of Owens & Minor, Inc. as of December 31, 1993 and 1992, the related statements of changes in net assets available for plan benefits for the years then ended and supplemental schedules, which report is included in this annual report on Form 11-K.


KPMG Peat Marwick

Richmond, Virginia
June 29, 1994